PRESS RELEASE SOURCE: WPCS International Incorporated

WPCS Signs Letter of Intent to Acquire NECS

EXTON, PA — (PR Newswire-First Call) - May 9, 2006 - NASDAQ: WPCS - News) WPCS International Incorporated (WPCS), a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has announced that it has signed a letter of intent to acquire New England Communications Systems, Inc. (NECS) www.necommsys.com of Middletown, CT for $3.2 million in cash and the assumption of approximately $1.4 million in debt. NECS is a provider of specialty communication systems and has deployed wireless networks for many corporate, government and educational clients including the Massachusetts State Police, University of Connecticut and Foxwoods Resort Casino.

NECS has a history of profitable operations, with steadily increasing revenues over the past five years. For the year ended December 31, 2005, NECS generated $9.9 million in revenue and $540,000 of EBIT or earnings before interest and taxes, excluding certain non-recurring owner expenses (a non-GAAP measure). The gross margin for 2005 was approximately 29%. The current annual forecast for NECS, ending December 31, 2006 is to achieve $11.4 million in revenue and $936,000 in EBIT.

Myron Polulak, CEO of New England Communications Systems, Inc., commented, “The merging of operations with WPCS is very beneficial for our customers and our employees. For our customers, it allows us to continue to offer the highest quality of service with additional engineering and financial strength. For our employees, it offers the opportunity to be part of a larger organization and a recognized leader in specialty communication systems, which should enhance career development. We look forward to closing this transaction and contributing to the future growth of WPCS.”

Andrew Hidalgo, CEO of WPCS International Incorporated, commented, “This is a very strategic acquisition from many perspectives. First, it establishes WPCS with offices in New England, which has been a very important geographic region for our company. Secondly, WPCS will gain the benefit of an experienced and talented management team with very capable engineers and lastly, we add a financially successful company that is recognized in New England as a leader in specialty communication systems. We are truly excited about merging our operations and capitalizing on the future opportunities.”

About WPCS International Incorporated:

WPCS provides design-build engineering services for specialty communication systems and wireless infrastructure including site design, network integration, structured cabling, electrical work and project management. The company has an extensive customer base that includes corporations, government entities and educational institutions. For more information, please visit the website at www.wpcs.com.

Statements about the company's expectations, including revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

Contact:

Heather Tocket / Corporate Communications Manager
WPCS International Incorporated
610-903-0400 x102
ir@wpcs.com